Exhibit 4.3

Execution Copy

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 26, 2020, by and between SILGAN HOLDINGS INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 12, 2019, providing for the issuance of 4 1/8% Senior Notes due 2028 (the “Indenture”);

WHEREAS, pursuant to and on the date of the Indenture, the Company initially issued $400,000,000 aggregate principal amount of its 4 1/8% Senior Notes due 2028 (the “Initial Notes”);

WHEREAS, Sections 2.02 and 9.01 of the Indenture provide that Additional Notes may be issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and, except as set forth therein, shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Company desires to execute and deliver this Supplemental Indenture for the purpose of issuing an additional $200,000,000 aggregate principal amount of 4 1/8% Senior Notes due 2028, having terms identical in all material respects to the Initial Notes (the “Additional 2028 Notes” and, together with the Initial Notes, the “Notes”) to be authenticated and delivered as provided in the Indenture;

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed and the execution and delivery hereof has been in all respects duly authorized; and

WHEREAS, Section 9.01(6) of the Indenture provides that the Company and the Trustee may supplement the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.

Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.

Additional Notes. As of the date hereof, the Company will issue, and the Trustee is directed to authenticate and deliver, pursuant to Section 2.02 of the Indenture, the Additional 2028 Notes in an aggregate principal amount of $200,000,000, which constitute Additional Notes under the Indenture, having terms identical to the Initial Notes (other than issue date), at an issue price of 99.50%, plus accrued and unpaid interest from November 12, 2019. The interest on the Additional 2028 Notes shall be deemed to have accrued from November 12, 2019. The Initial Notes and the Additional 2028 Notes shall be treated as a single class for all purposes, including voting, under the Indenture. The Additional 2028 Notes shall be substantially in the form of Exhibit A to the Indenture and shall bear the Private Placement Legend.

3.

Necessary Actions. The Company hereby represents and warrants that all actions necessary to give effect to this Supplemental Indenture have been taken. The Company shall execute and the Trustee shall, pursuant to an Officer’s Certificate delivered as of the date hereof, authenticate the Additional Notes in substantially the form included in the Indenture.

4.

Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.

The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

8.

Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SILGAN HOLDINGS INC.
By:	/s/ Frank W. Hogan, III
	Name:	Frank W. Hogan, III
	Title:	Senior Vice President, General Counsel and Secretary

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U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By:	/s/ Katherine Esber
Name: Katherine Esber
Title: Vice President

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